Exhibit 10.1

Execution Version

AMENDED AND RESTATED IP LICENCE AGREEMENT

dated as of

October 1, 2025

by and between

BIOCRYST PHARMACEUTICALS, INC.,
as the Licensor,

and

BIOCRYST IRELAND LIMITED,
as the Licensee

TABLE OF CONTENTS

Article I
DEFINITIONS
Section 1.1	General	1

Article II
GRANTS OF RIGHTS

Section 2.1	License Grants to the Licensee	7
Section 2.2	Sublicenses	8
Section 2.3	Funding Agreements	8
Section 2.4	Reservation of Rights	8
Section 2.5	Bankruptcy Code	9
Section 2.6	Right of First Negotiation	9

Article III
ROYALTY PAYMENTS

Section 3.1	Royalty Payments	9

Article IV
GOVERNANCE

Section 4.1	Purpose; Formation	9
Section 4.2	Composition	9
Section 4.3	Specific Responsibilities of IPC	10
Section 4.4	Meetings	10
Section 4.5	Decision-Making Authority	10

Article V
OWNERSHIP

Section 5.1	Ownership	10

Article VI
PROSECUTION, MAINTENANCE AND ENFORCEMENT

Section 6.1	Responsibility and Cooperation	11
Section 6.2	Enforcement	12
Section 6.3	Additional Intellectual Property Provisions	13
Section 6.4	Common Interest	14

i

ii

SCHEDULES

Schedule A	Licensed Patents
Schedule B	IPC Members

APPENDICES

Appendix I	Royalty Payments

iii

AMENDED AND RESTATED IP LICENCE AGREEMENT

This AMENDED AND RESTATED IP LICENCE AGREEMENT (this “Agreement”), dated as of October 1, 2025 (the “Effective Date”), is entered into by and between BioCryst Pharmaceuticals, Inc., a Delaware corporation (the “Licensor”) and BioCryst Ireland Limited, a corporation organized under the laws of the Republic of Ireland (the “Licensee”) (each, a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, prior to the Effective Date, the Licensor owned all of the shares of capital stock of the Licensee;

WHEREAS, the Licensor and the Licensee are parties to that certain IP Licence Agreement, by and between the Licensor and the Licensee, dated as of May 13, 2021 (the “Original IP Licence Agreement”);

WHEREAS, the Licensor, the Licensee and Neopharmed Gentili S.p.A., a corporation organized under the laws of Italy (“Neopharmed”), have entered into that certain Stock Purchase Agreement, dated as of June 27, 2025, as amended, modified or supplemented (together with all exhibits and schedules thereto, the “Transaction Agreement”), pursuant to which Neopharmed has agreed to acquire all of the shares of capital stock of the Licensee from the Licensor in exchange for upfront and deferred cash consideration; and

WHEREAS, the Transaction Agreement requires the Licensor and the Licensee to amend and restate the Original IP Licence Agreement, and this Agreement is being entered into by the Parties to satisfy the requirements described therein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby amend and restate the Original IP Licence Agreement in its entirety as follows:

ARTICLE I
DEFINITIONS

Section 1.1          General. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Transaction Agreement. As used in this Agreement, the following terms have the meanings set forth below:

(a)           “Additional Indication” has the meaning set forth in Section 2.6.

(b)           “Agreement” has the meaning set forth in the Preamble to this Agreement.

(c)          “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31; provided that (i) the first Calendar Quarter of the Term shall extend from the Effective Date to the first to occur thereafter of March 31, June 30, September 30, and December 31 of the year in which the Effective Date occurs and (ii) the final Calendar Quarter of the Term shall end on the last day of the Term.

(d)           “Chosen Courts” has the meaning set forth in Section 10.3(c).

(e)          “Commercialization” means any and all activities directed to marketing, promotion, pricing, importing, labeling/livery, distribution, exporting, transporting, offering for sale and selling throughout, post-marketing surveillance, market research and medical affairs for, and importing into, the applicable country, but excluding Development and Manufacturing. “Commercialize” and “Commercializing” have correlative meanings.

(f)           “Complete Repayment Date” has the meaning set forth in Section 9.2(a).

(g)        “Confidential Information” means all non-public or confidential information and materials of a Party or its Affiliates that is or has been disclosed, made accessible or otherwise provided by or on behalf of such Party or any of its Affiliates or its or their Representatives (the “Disclosing Party”) to the other Party (“Recipient”) or any of its Representatives under or in connection with this Agreement whether orally, electronically, in writing or otherwise. Notwithstanding anything to the contrary herein, the restrictions on use and disclosure set forth herein shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of Recipient’s or any of its Representatives’ act or omission; (ii) is obtained by Recipient or its Representatives on a non-confidential basis from a Third Party that was not restricted from disclosing such information; (iii) was in Recipient’s or its Representatives’ possession, as established by written contemporaneous evidence, before Disclosing Party’s disclosure hereunder; or (iv) was or is independently developed by Recipient or its Representatives, as established by contemporaneous written evidence, without use of or access to the Disclosing Party’s Confidential Information.

(h)          “Control” or “Controlled” means, with respect to any Intellectual Property, such Intellectual Property is both owned by the applicable Person and such Person has the ability to grant the licenses and other rights in, to and under such Intellectual Property on the terms and conditions set forth herein (other than pursuant to a license or other rights granted pursuant to this Agreement) without breaching any Contract entered into as of or prior to the Effective Date between such Person or any of its Affiliates, on the one hand, and any Third Party, on the other hand, or violating any applicable Law.

(i)           “Consent Agreements” means (i) that certain letter agreement, by and between Licensor and RP, dated as of June 26, 2025 and (ii) that certain letter agreement, by and between Licensor and OMERS, dated as of June 26, 2025.

(j)           “Default Notice” has the meaning set forth in Section 9.2(a).

(k)         “Development” means any and all clinical and non-clinical research and development activities, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis and report writing, post-market activities (including pharmacovigilance, clinical studies commenced after receipt of Regulatory Approvals and post-marketing interactions with Regulatory Authorities), regulatory affairs, clinical trial regulatory activities and obtaining and maintaining Regulatory Approval. “Developing” and “Develop” have correlative meanings.

(l)            “Disclosing Party” has the meaning set forth in Section 1.1(g).

(m)         “Distributor” means a Third Party that (i) purchases or has the option to purchase any Product in finished form from or at the direction of the Licensee or any of its Affiliates, (ii) has the right, option or obligation to distribute, market and sell such Product for use in the Field (with or without packaging rights) in one or more regions in the Territory and (iii) does not otherwise make any royalty, milestone, profit share or other similar payment to the Licensee or its Affiliates based on such Third Party’s sale of such Product. For purposes of this Section 1.1(l), the term “packaging rights” shall mean the right for the Distributor to package or have packaged Product supplied in unpackaged bulk form in individual ready-for-sale packs.

(n)           “Effective Date” has the meaning set forth in the Preamble to this Agreement.

(o)           “EMA” means the European Medicines Agency.

(p)           “Enforcing Party” has the meaning set forth in Section 6.2(c).

(q)          “EPO Patents” means (i) EPO Patent No. 3113772 and EPO Patent No. 3828173 and (ii) solely within the Territory, any and all continuations, divisionals, renewals, provisionals, continuations-in-part, substitutions, extensions, reissues and reexaminations of, supplementary protection certificates for, and other Patents that claim priority to, EPO Patent No. 3113772 and EPO Patent No. 3828173; provided that with respect to this foregoing (ii), the claims of the applicable Patent are entirely supported by, or otherwise validly claim priority from, EPO Patent No. 3113772 and EPO Patent No. 3828173.

(r)         “Excluded IP” means (i) Trademarks, (ii) Software or (iii) any Intellectual Property licensed or otherwise provided to the Licensee or its Affiliates under any other Transaction Document.

(s)           “Field” means routine prevention of recurrent attacks of hereditary angioedema (HAE) in humans.

(t)         “Funding Agreements” means (i) that certain Purchase and Sale Agreement, by and between the Licensor and RPI 2019 Intermediate Finance Trust (“RP”), dated as of December 7, 2020 (the “2020 RP Agreement”); (ii) that certain 2021 Purchase and Sale Agreement, by and between the Licensor and RP, dated as of November 19, 2021 (the “2021 RP Agreement”); (iii) that certain Purchase and Sale Agreement, by and between the Licensor and OPE Life Sciences Royalties S.à.r.l. (“OMERS”), dated as of November 19, 2021 (the “2021 OMERS Agreement”); and (iv) that certain Loan Agreement, by and among the Licensor, the other guarantors party thereto, Biopharma Credit PLC, BPCR Limited Partnership and Biopharma Credit Investments V (Master) LP, dated as of April 17, 2023, as such agreements (in each case of the foregoing (i)-(iv)) may be amended by the Consent Agreements.

(u)           “Indemnifiable Claim” has the meaning set forth in Section 7.3(a).

(v)           “Indemnifying Party” has the meaning set forth in Section 7.3(a).

(w)          “Indemnitees” has the meaning set forth in Section 7.2.

(x)           “IPC” has the meaning set forth in Section 4.1.

(y)         “Know-How” means any and all trade secrets and other confidential or proprietary information, know-how and technical data, including all technical, scientific, regulatory and other information, results, knowledge, techniques and data, in whatever form, including plans, processes, practices, methods, knowledge, trade secrets, know-how, instructions, skill, experience, ideas, concepts, data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control and preclinical and clinical data), formulae, formulations, specifications and marketing, pricing, distribution, cost, sales and manufacturing data or descriptions. Know-How does not include Patents claiming any of the foregoing.

(z)          “Licensed Copyrights” means, to the extent Controlled by the Licensor or its Affiliates, any and all Copyrights reasonably necessary or useful for the Development, Manufacture or Commercialization of the Products for use in the Field in the Territory; provided that the Licensed Copyrights exclude any and all (i) Know-How and (ii) Excluded IP.

(aa)         “Licensed IP” means the Licensed Patents, Licensed Know-How, and Licensed Copyrights.

(bb)       “Licensed Know-How” means, to the extent Controlled by the Licensor or its Affiliates, any and all Know-How reasonable necessary or useful for the Development, Manufacture and Commercialization of the Products for use in the Field in the Territory. Notwithstanding anything to the contrary, the Licensed Know-How excludes any and all Excluded IP.

(cc)       “Licensed Patents” means, to the extent Controlled by the Licensor or its Affiliates, (i) any and all Patents that are expressly set forth on Schedule A (the “Scheduled Patents”), (ii) solely within the Territory, Patents to the extent covering or claiming Know-How conceived or developed under the Global Brand and Support Agreement, (iii) solely within the Territory, Patents to the extent covering or claiming any New Formulations, (iv) national phase filings in the Territory that claim priority to U.S. Patent Application No. 63/756,641, and (v) solely within the Territory, any and all continuations, divisionals, renewals, provisionals, continuations-in-part, substitutions, extensions, reissues and reexaminations of, supplementary protection certificates for, and other Patents that claim priority to any of the above covered under (i) – (iv); provided that with respect to this foregoing (v), the claims of the applicable Patent are entirely supported by, or otherwise validly claim priority from, any of the Patents described in the foregoing clauses (i) - (iv).

(dd)         “Licensee” has the meaning set forth in the Preamble to this Agreement.

(ee)         “Licensee Indemnitees” has the meaning set forth in Section 7.2.

(ff)          “Licensor” has the meaning set forth in the Preamble to this Agreement.

(gg)         “Licensor Indemnitees” has the meaning set forth in Section 7.1.

(hh)         “Licensor Patent Challenge Notice” has the meaning set forth in Section 9.2(b).

(ii)          “Losses” means any and all damages, losses, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of legal counsel incurred in investigating, preparing and defending the foregoing.

(jj)          “Manufacture” means all activities related to the making, having made, production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding, including process development, testing method development, process qualification and validation, scale-up, preclinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control. “Manufactured” and “Manufacturing” have correlative meanings.

(kk)         “Marketing Authorization” has the meaning set forth in the Global Brand and Support Agreement.

(ll)           “MHRA” means the Medicines and Healthcare products Regulatory Agency in the United Kingdom.

(mm)       “Negotiation Period” has the meaning set forth in Section 2.6.

(nn)         “New Formulations” means any new or modified formulations of the Orladeyo Product or the Pediatric Product, which new or modified formulations have the same active pharmaceutical ingredient as in the Orladeyo Product or the Pediatric Product, respectively, which active pharmaceutical ingredient is the sole active pharmaceutical ingredient in such product.

(oo)         “Notice of Interest” has the meaning set forth in Section 2.6.

(pp)         “Original IP Licence Agreement” has the meaning set forth in the Recitals to this Agreement.

(qq)        “Orladeyo Product” means the product known as ORLADEYO® (berotralstat as the sole active pharmaceutical ingredient), and that is the subject of the following Regulatory Approvals as of the Effective Date: (A) EMA: EU/1/21/1544/0001 and EU/1/21/1544/0002, (B) MHRA: PLGB 50680/0001 and (C) Swissmedic: 68464.

(rr)          “Party” has the meaning set forth in the Recitals to this Agreement.

(ss)          “Patent Challenge” has the meaning set forth in Section 9.2(b).

(tt)         “Pediatric Product” means the product for which Regulatory Approval is being sought under pediatric line extension filed in the EMA with procedure number EMA/X/0000268892.

(uu)         “Product” means the Orladeyo Product, the Pediatric Product or any New Formulations.

(vv)         “Product Confidential Information” has the meaning set forth in Section 8.2.

(ww)       “Prosecuting Party” has the meaning set forth in Section 6.1(d).

(xx)         “Quarterly Revenue” has the meaning set forth in Appendix I.

(yy)         “Quarterly Royalty Payment” has the meaning set forth in Appendix I.

(zz)         “Recipient” has the meaning set forth in Section 1.1(g).

(aaa)        “ROFN Notice” has the meaning set forth in Section 2.6.

(bbb)       “ROFN Response Period” has the meaning set forth in Section 2.6.

(ccc)      “Salt and Pediatric Patents” means any Patents granting from or that claim priority to (i) EPO Patent App. Nos. 20850499.3 and 19877809.4 (the “Salt Applications”) and (ii) solely within the Territory, any and all continuations, divisionals, renewals, provisionals, continuations-in-part, substitutions, extensions, reissues and reexaminations of, supplementary protection certificates for, (x) any Salt Application or (y) U.S. Patent Application No. 63/756,641; provided that with respect to this foregoing (ii), the claims of the applicable Patent are entirely supported by, or otherwise validly claim priority from, any of the Patents described in the foregoing clause (i).

(ddd)      “Software” means software and computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data, and all documentation, including user manuals and training materials, related to any of the foregoing.

(eee)        “Sublicensee” has the meaning set forth in Section 2.2.

(fff)         “Swissmedic” means the Swiss Agency for Therapeutic Products.

(ggg)       “Term” has the meaning set forth in Section 9.1.

(hhh)       “Third Party” means any Person other than the Licensor, the Licensee and their respective Affiliates.

(iii)         “Third Party Claim” has the meaning set forth in Section 7.1.

(jjj)        “Third Party Infringement” means (i) any Third Party activities that constitute, or would reasonably be expected to constitute, an infringement, misappropriation or other violation of any Licensed IP or (ii) any Third Party allegations of invalidity or unenforceability of any Licensed IP.

(kkk)       “Transaction Agreement” has the meaning set forth in the Recitals to this Agreement.

(lll)         “VAT” means, (i) in the United Kingdom, the value added tax imposed under the Value Added Tax Act 1994 (and legislation and regulations supplemental thereto); (ii) in relation to any jurisdiction within the European Union, the value added tax provided for in Directive 2006/112/EC and charged under the provisions of any national legislation implementing that directive or Directive 77/388/EEC, together with legislation supplemental thereto; and (iii) in relation to any other jurisdiction, the equivalent Tax, if any, in that jurisdiction, including any goods and services Tax, wherever imposed together with any interest, penalties and additions imposed with respect thereto.

(mmm)    “Withholding” has the meaning set forth in Section 10.14(a).

(nnn)      “Withholding Action” by a Party means (a) a permitted assignment or sublicense of this Agreement (in whole or in part) by such Party to an Affiliate or a Third Party incorporated or organized or otherwise tax resident outside of Ireland or the United States, (b) a redomiciliation of such Party, an assignee or a successor to a jurisdiction outside of Ireland or the United States, and (c) any other action by such Party that causes this Agreement or any payment to become subject to Tax in a jurisdiction outside of Ireland or the United States or subject any payments to Withholding in any jurisdiction that would not have been required absent such Withholding Action.

ARTICLE II
GRANTS OF RIGHTS

Section 2.1           License Grants to the Licensee. Subject to the terms and conditions of this Agreement and the other Transaction Documents, the Licensor hereby grants to the Licensee, and the Licensee hereby accepts:

(a)         an exclusive (including with respect to the Licensor and its Affiliates, except as set forth in Section 2.4), sublicensable (subject to Section 2.2), non-transferable (except as provided in Section 10.8), royalty-bearing (in accordance with Article III and Appendix I) license to the Licensed Patents solely to the extent reasonably necessary or useful to sell or offer for sale within the Territory, or import into the Territory, or otherwise Commercialize within the Territory the Products solely for use in the Field in the Territory;

(b)          a non-exclusive, sublicensable (subject to Section 2.2), non-transferable (except as provided in Section 10.8), royalty-bearing (in accordance with Article III and Appendix I) license to the Licensed Know-How and Licensed Copyrights solely to the extent reasonably necessary or useful to Commercialize the Products solely for use in the Field in the Territory; and

(c)          a non-exclusive, sublicensable (subject to Section 2.2), non-transferable (except as provided in Section 10.8), royalty-bearing (in accordance with Article III and Appendix I) license to the Licensed IP (i) solely to the extent reasonably necessary or useful to Manufacture the Products inside or outside the Territory for import into the Territory in each case, solely for Commercialization in the Territory the Products solely for use in the Field in the Territory (in accordance with the Supply Agreement) and (ii) solely to the extent reasonably necessary or useful to Develop or obtain Marketing Authorization for the Products (in accordance with the Global Brand and Support Agreement) solely for use in the Field in the Territory.

Section 2.2          Sublicenses. The Licensee may not sublicense the licenses and rights granted to the Licensee under Section 2.1, without the prior written consent of the Licensor, other than (i) through multiple tiers only to its Affiliates (for clarity, only for so long as such sublicensee is an Affiliate of the Licensee), (ii) through a single tier only to Distributors to the extent solely for such Distributors to distribute, market and sell the Products on behalf of the Licensee or its Affiliates in the ordinary course of business and (iii) any Third Party acting as a service provider on behalf of the Licensee or its Affiliate, solely for the purposes of exercising the Licensee’s rights with respect to Development, Manufacturing, or obtaining Marketing Authorization of the Product in the Field in the Territory (but not for such Third Party’s independent use) (each such Person described in the foregoing (i) (ii) and (iii), a “Sublicensee”); provided that nothing in this Agreement shall prevent the Licensee from replacing Swixx Biopharma AG with a Third Party. Each sublicense granted under the Licensed IP shall be granted pursuant to an agreement (which shall be in writing for Sublicensees that are Third Parties) which does not conflict with the terms and conditions of this Agreement. For clarity, granting a sublicense shall not relieve the Licensee of any obligations hereunder and the Licensee shall cause each of its Sublicensees to comply, and shall remain responsible for its Sublicensees’ compliance, with the terms hereof applicable to the Licensee. The Licensee shall provide the Licensor with a true and complete copy of each agreement (and each amendment thereto) granting a sublicense to a Third Party hereunder no later than thirty (30) days after each such agreement (or amendment thereto) has been executed; provided that the Licensee may redact confidential portions of each such agreement (or amendment thereto) to the extent such portions do not relate to the Licensed IP or the terms and conditions of this Agreement. At the request of the Licensor, the Licensee shall provide the Licensor with a list of its Affiliates that are Sublicensees.

Section 2.3          Funding Agreements. The Licensee hereby acknowledges that the Licensor has certain obligations under the Funding Agreements; provided that, for the avoidance of doubt, the Licensee shall not have any obligations to the third party counterparties under any such Funding Agreements and shall only have obligations to the Licensor as set forth in this Agreement and any other Transaction Document.

Section 2.4           Reservation of Rights. Except as expressly provided in this Agreement or any other Transaction Document, the Licensor reserves its and its Affiliates’ rights not expressly licensed or otherwise granted hereunder and the Parties expressly acknowledge and agree that the license granted in favor of the Licensee in Section 2.1 shall not be construed as limiting (a) the Licensor’s and its Affiliates’ right to Develop or Manufacture the Products throughout the Territory, (b) the Licensor’s and its Affiliates’ right to Develop, Manufacture and Commercialize the Products for use outside of the Field within the Territory or for any and all uses (inside or outside the Field) outside of the Territory or (c) any of the Licensor’s other rights in respect of the Products (including its rights under the Licensed Patents) outside of the Field or outside of the Territory. Without limiting the foregoing, this Agreement and the licenses and rights granted herein do not, and shall not be construed to, confer any rights upon the Licensee, its Affiliates, or its Sublicensees by implication, estoppel, or otherwise as to any of the other Party’s or its Affiliates’ other Intellectual Property.

Section 2.5         Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement, including Section 2.1, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code).

Section 2.6         Right of First Negotiation. During the Term, prior to filing a line extension with the EMA for a Product for use in an indication outside of the Field (an “Additional Indication”), the Licensor shall provide the Licensee with written notice (each, a “ROFN Notice”). Following receipt of a ROFN Notice, the Licensee shall have thirty days (30) (or such longer period agreed upon by the Parties in writing) (the “ROFN Response Period”) to provide written notice expressing its interest (“Notice of Interest”) in an exclusive license to such Product for use in the Additional Indication in the Territory and following the Licensor’s receipt of any such Notice of Interest, the Licensor agrees to negotiate in good faith exclusively with the Licensee for a period of ninety (90) days (or such longer period agreed upon by the Parties in writing) (the “Negotiation Period”) regarding the terms and conditions for an exclusive license to such Product for use in the Additional Indication in the Territory. In the event the Licensee does not provide the Licensor with the Notice of Interest during the ROFN Response Period, or in the event that despite negotiations in good faith during the Negotiation Period, the Parties do not enter into an agreement governing the terms of such a license, notwithstanding anything the contrary under this Agreement or any other Transaction Document, the Licensor shall be permitted to grant a license to, or enter into another arrangement with, a Third Party or otherwise exploit the Product for use in the Additional Indication in the Field, without further obligation to the Licensee under this Section 2.6 or any other Transaction Document.

ARTICLE III
ROYALTY PAYMENTS

Section 3.1          Royalty Payments. In consideration of the license granted in favor of the Licensee in Section 2.1, the Licensee shall pay to the Licensor a royalty pursuant to the terms and conditions of Appendix I.

ARTICLE IV
GOVERNANCE

Section 4.1          Purpose; Formation. The Parties hereby establish a joint intellectual property committee (the “IPC”) to monitor and oversee, and facilitate communication between the Parties with respect to, Intellectual Property matters in the Territory arising in connection with this Agreement.

Section 4.2          Composition. Each Party’s initial IPC members are set forth in Schedule B. Each Party may replace its IPC members at any time upon written notice to the other Party; provided that the applicable replacement member has sufficient expertise and seniority within the applicable Party to make decisions arising within the scope of the IPC’s responsibilities and at least one IPC member of each Party shall be a registered patent attorney. The IPC may change its size from time to time by mutual written agreement of its members; provided that the IPC shall consist at all times of an equal number of members of each of the Licensor and the Licensee. The IPC may invite non-members to participate in the discussions and meetings of the IPC with the other Party’s prior written consent; provided that such participants (a) are subject to confidentiality obligations (whether in writing or by operation of Law) consistent with this Agreement, (b) are participating in activities conducted hereunder and (c) have no voting rights at the IPC.

Section 4.3         Specific Responsibilities of IPC. In addition to its overall responsibility for monitoring and providing a forum to discuss and coordinate the Parties’ activities with respect to filings, prosecution, maintenance and enforcement of the Licensed IP under this Agreement, the IPC shall, in particular, discuss and cooperate as necessary with respect to (a) the filing, prosecution and maintenance of the Licensed Patents in accordance with Section 6.1, and (b) any Third Party Infringement in accordance with Section 6.2

Section 4.4         Meetings. The IPC shall meet at least one time per Calendar Quarter during the Term (spaced at regular intervals), unless the Parties mutually agree in writing to a different frequency for such meetings. The IPC may meet in person, by videoconference or by teleconference. Upon prior written notice to the other Party, either Party may also call a special meeting of the IPC (by videoconference or teleconference) to the extent such Party, in good faith, determines that the applicable matter needs to be discussed prior to the next IPC meeting. In such event the Parties’ respective IPC members shall reasonably cooperate to convene an IPC meeting as soon as reasonably practicable following receipt of such notice. Each Party will bear costs and expenses of its respective IPC members’ participation in IPC meetings. Meetings of the IPC shall be effective only if at least one (1) member of each Party is participating in such meeting.

Section 4.5         Decision-Making Authority. For clarity, the IPC is established hereunder for purposes of information sharing only does not have any decision-making authority.

ARTICLE V
OWNERSHIP

Section 5.1           Ownership. As between the Parties and their respective Affiliates, the Licensee acknowledges and agrees that the Licensor and its Affiliates own any and all Intellectual Property invented, created, generated or otherwise developed in connection with the exercise of the Licensee’s rights under this Agreement, the Global Brand and Support Agreement, or the Supply Agreement, including the Licensed IP, and neither the Licensee nor its Affiliates or its Sublicensees, will acquire any ownership rights in any such Intellectual Property (including the Licensed IP). To the extent that the Licensee, its Affiliates or its Sublicensees (as applicable) is assigned or otherwise obtains ownership of any right, title or interest in or to any Intellectual Property in contravention of this Section 5.1, the Licensee hereby assigns, and shall cause its Affiliates and Sublicensees (as applicable) to assign, to the Licensor (or to such Affiliate or Third Party designated by the Licensor in writing) all such right, title and interest. The Licensee shall provide, at the Licensor’s cost, and execute, all documents reasonably necessary to effectuate and record each such assignment to the Licensor.

ARTICLE VI
PROSECUTION, MAINTENANCE AND ENFORCEMENT

Section 6.1            Responsibility and Cooperation.

(a)          Subject to Section 6.1(b), as between the Parties, the Licensor shall have the first right (but not the obligation) to prepare, file, prosecute (including to control any oppositions, interferences, reissue proceedings, reexaminations and post-grant proceedings) and maintain the Licensed Patents and any other Intellectual Property invented, created, generated or otherwise developed under this Agreement, the Global Brand and Support Agreement, or the Supply Agreement. The Licensee shall reimburse the Licensor for (i) all reasonable costs and expenses incurred by or on behalf of the Licensor or any of its Affiliates after the Effective Date in connection with such activities for the EPO Patents as it relates to a Product (including any cooperation provided by the Licensor in accordance with Section 6.1(d)) and (ii) fifty percent (50%) of all reasonable costs and expenses incurred by or on behalf of the Licensor or any of its Affiliates after the Effective Date in connection with such activities for all other Licensed Patents other than the EPO Patents; provided that the Licensor shall be solely responsible for any costs incurred in connection with such activities for the Salt and Pediatric Patents (including Licensee’s out-of-pocket costs incurred in providing any cooperation under Section 6.1(d)).

(b)          In the event that the Licensor elects to abandon or cease prosecution of any published Licensed Patent application, or abandon or not maintain any issued Licensed Patent, in any country in the Territory, then, to the extent reasonably practicable, the Licensor will provide the Licensee with written notice of such determination at least thirty (30) days before the due date for taking action to avoid abandonment (or other loss of rights) (whether such due date is a filing or payment due date, or any other similar due date), and the Licensee will then have the second right (but not the obligation) to continue to prosecute such published Licensed Patent or maintain such issued Licensed Patent in such country at its sole cost and expense on the Licensor’s behalf. Notwithstanding the foregoing, in the event that Licensor reasonably believes, in good faith, that continuing to prosecute or maintain, as applicable, any such Licensed Patent would detrimentally affect, in any material respect, other Patents that relate to any Product or activities with respect to any Product, then the Licensor shall notify the Licensee and the Parties shall meet to discuss such concerns in good faith for a period of five (5) Business Days after Licensor’s notice. Following expiration of such five (5)-Business Day period, if Licensor, after reasonably taking into account Licensee’s comments, guidance and preferences, still reasonably believes in good faith that continuing to prosecute or maintain the applicable Patent would detrimentally affect, in any material respect, other Patents that relate to any Product or activities with respect to any Product, the Licensor shall have the right to notify the Licensee that it will not be permitted to continue to prosecute or maintain the applicable Patent.

(c)          To the extent reasonably practicable, (i) the Licensor or the Licensee (in its capacity as the Party preparing, filing, prosecuting or maintaining, as applicable, one or more Licensed Patents in accordance with Section 6.1(a) or 6.1(b), as applicable, the “Prosecuting Party”) shall provide the other Party with a copy of material communications from any patent authority in the Territory regarding such Licensed Patents and shall provide drafts of any material filings or material responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses so that such other Party may have an opportunity to review and comment thereon and (ii) the Prosecuting Party shall confer with the other Party and take into consideration such other Party’s comments prior to submitting such filings and correspondence; provided that such other Party promptly provides such comments and in case of a disagreement between the Parties with respect to the preparing, filing, prosecuting or maintaining any Licensed Patent, the final decision shall be made by the Prosecuting Party.

(d)         Upon the reasonable request of the Prosecuting Party, the other Party shall reasonably cooperate with and provide assistance to the Prosecuting Party in connection with preparing, filing, prosecuting or maintaining any Licensed Patent and any other Intellectual Property invented, created, generated or otherwise developed in connection with this Agreement, the Global Brand and Support Agreement, or the Supply Agreement that it is preparing, filing, prosecuting or maintaining (including by providing information, obtaining signatures and authorizations and taking such other actions as may be required by applicable Law or any policy, advice or guideline of any Regulatory Authority).

Section 6.2            Enforcement.

(a)          Each Party will promptly notify the other in writing in the event of any actual, potential or suspected Third Party Infringement in the Territory. Subject to Section 6.2(b), as between the Parties, the Licensor shall have the first right (but not the obligation), to control any enforcement or defense of the Licensed Patents and any other Intellectual Property invented, created, generated or otherwise developed under this Agreement, the Global Brand and Support Agreement, or the Supply Agreement against any Third Party Infringement (including by bringing an Action or entering into settlement discussions) at its sole cost and expense.

(b)         In the event that the Licensor elects not to enforce the Licensed Patents against any Third Party activities that constitute an infringement of such Patents in the Territory, the Licensor shall provide the Licensee with written notice as soon as reasonably practicable (but in no event less than ten (10) Business Days) following such determination. Following receipt of such notice, Licensee shall have the second right (but not the obligation) to enforce the Licensed Patents against such Third Party activities within the scope of the license that it is granted hereunder (including by bringing an Action or entering into settlement discussions) at the Licensee’s sole cost and expense. Notwithstanding the foregoing, in the event that the Licensor reasonably believes, in good faith, that enforcing such Licensed Patent against such Third Party Infringement would detrimentally affect, in any material respect, other Patents that relate to any Product or activities with respect to any Product, then the Licensor shall notify the Licensee and the parties shall meet to discuss such concerns in good faith for a period of five (5) Business Days after the Licensor’s notice. Following expiration of such five (5)-Business Day period, if the Licensor, after reasonably taking into account the Licensee’s comments, guidance and preferences, still reasonably believes in good faith that enforcing such Licensed Patent against such Third party Infringement would detrimentally affect, in any material respect, other Patents that relate to any Product or activities with respect to any Product, the Licensor shall have the right to notify the Licensee that it will not be permitted to enforce such Licensed Patent against such Third Party Infringement.

(c)          To the extent reasonably practicable prior to commencing any Action in accordance with Section 6.2(a) or 6.2(b), the Party that is controlling such Action in accordance with such Sections (the “Enforcing Party”) shall consult with the other Party and reasonably consider such other Party’s recommendations with respect to the applicable Action; provided that the such other Party promptly provides such recommendations and in case of a disagreement between the Parties with respect to any such Third Party Infringement, the final decision shall be made by the Enforcing Party.

(d)         The Enforcing Party shall give the other Party timely notice of any proposed settlement of any Action regarding a Third Party Infringement under this Section 6.2 and shall not, without the prior written consent of the other Party, enter into any settlement that would give rise to any liabilities, losses, damages, penalties, fines, judgments, settlements, interest, costs or expenses (including reasonable attorneys’ fees and expenses) for which the other Party or any of its Affiliates is responsible.

(e)          If, in connection with enforcing any Licensed IP against any Third Party Infringement in accordance with this Section 6.2, the Enforcing Party brings or defends (as applicable) an Action or enters into settlement discussions with respect thereto, the other Party shall, at its cost and expense, reasonably cooperate with and provide assistance in connection therewith, at the Enforcing Party’s reasonable request. The other Party will have the right, at its own cost and expense and by counsel of its choice, to be represented in (but not control) any Third Party Infringement Action in the Territory. At the Enforcing Party’s reasonable request, the non-Enforcing Party will provide the Enforcing Party with all information, including all data and documentation, reasonably necessary or useful under applicable Law for the Enforcing Party to successfully enforce such Licensed Patents. The non-Enforcing Party will also provide the Enforcing Party with reasonable assistance in such enforcement, including joining such Action as a party plaintiff if required by applicable Law to pursue such action.

(f)           Any and all amounts recovered by the Enforcing Party in any Action regarding a Third Party Infringement in the Territory or settlement with respect thereto shall be allocated as follows (subject to applicable Law):

(i)          first, to reimburse each Party for all out-of-pocket costs of the Action incurred by the Parties including attorneys’ fees and disbursements, court costs and other litigation expenses and, to the extent that such recovery is insufficient to fully reimburse each Party, each Party will be reimbursed pro rata in accordance with such out-of-pocket costs; and

(ii)         second, the balance shall be shared between the Parties on a pro rata basis in accordance with lost sales of the Product in the Territory, with respect to the Licensee, and lost sales of the Product outside of the Territory, with respect to the Licensor; provided that any amounts recovered by the Licensee in accordance with this Section 6.2(f)(ii) shall be treated as Quarterly Revenue for the Calendar Quarter in which such amounts are recovered for purposes of calculating any Quarterly Royalty Payments in accordance with Article III and Appendix I.

Section 6.3            Additional Intellectual Property Provisions.

(a)       Notwithstanding anything to the contrary in Section 6.1 or Section 6.2, in the event that any Third Party allegations of invalidity or unenforceability of any Licensed Patents arise in an opposition, interference, reissue proceeding, reexamination or other patent office proceeding (or any invalidity or unenforceability proceeding before a national court), Section 6.2(a) shall govern the Parties’ rights and obligations with respect thereto.

(b)          For clarity, this Agreement shall not obligate either Party to disclose to the other Party, or maintain, register, prosecute, pay for or offer to pay for (including by offering remuneration to any inventors), enforce, defend or otherwise manage any Intellectual Property, except to the extent expressly set forth herein. Notwithstanding anything to the contrary herein, neither Party nor any of its Affiliates shall be required by this Article VI to take or omit to take any action that it reasonably believes contravenes applicable Law.

Section 6.4           Common Interest. All information exchanged between the Parties’ representatives regarding the preparation, filing, prosecution, maintenance or enforcement of Licensed IP under this Article VI shall be deemed Confidential Information. In addition, the Parties acknowledge and agree that, with regard to such preparation, filing, prosecution, maintenance or enforcement of Licensed Patents and Licensed Know-How under this Article VI, the interests of the Parties as licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Licensed Patents and Licensed Know-How under this Article VI, including privilege under the common interest doctrine and similar or related doctrine.

ARTICLE VII
INDEMNIFICATION; LIABILITY

Section 7.1          Indemnification by Licensee. The Licensee shall indemnify, defend and hold harmless the Licensor and its Affiliates and its and their respective directors, officers, agents and representatives (collectively, the “Licensor Indemnitees”) from, against and in respect of all Losses incurred or suffered by or on behalf of any of the Licensor Indemnified Parties in connection with any Action brought by a Third Party (“Third Party Claim”) to the extent arising out of, relating to or resulting from any (i) gross negligence or willful misconduct by the Licensee, any of its Affiliates, or its or their Sublicensees, agents or subcontractors in the performance of this Agreement, (ii) breach by the Licensee of this Agreement, or (iii) exercise by the Licensee or its Affiliates or Sublicensees of the licenses and rights granted to it hereunder, including Commercialization of the Products in the Territory by or on behalf of the Licensee or any of its Affiliates; provided, however, that in each case, the Licensee shall not have any obligations under this Section 7.1 to the extent such Losses arise from any Third Party Claims covered under Section 7.2, or any other indemnification obligations under the Transaction Documents.

Section 7.2          Indemnification by Licensor. The Licensor shall indemnify, defend and hold harmless the Licensee and its Affiliates and its and their respective directors, officers, agents and representatives (collectively, the “Licensee Indemnitees”, and together with the Licensor Indemnitees, the “Indemnitees”) from, against and in respect of all Losses incurred or suffered by or on behalf of any of the Licensee Indemnitees in connection with any Third Party Claim to the extent arising out of, relating to or resulting from (i) any gross negligence or willful misconduct by the Licensor, any of its Affiliates, or its or their sublicensees, agents or subcontractors in the performance of this Agreement or (ii) breach by the Licensor of this Agreement; provided, however, that in each case, the Licensor shall not have any obligations under this Section 7.2 to the extent such Losses arise from any Third Party Claims covered under Section 7.1, or any other indemnification obligations under the Transaction Documents.

Section 7.3            Indemnification Procedures.

(a)         If any of the Indemnitees receives notice or otherwise learns of a Third Party Claim with respect to which a Party may be obligated to provide indemnification pursuant to Section 7.1 (such Party, the “Indemnifying Party”, and any such Third Party Claim, an “Indemnifiable Claim”), such Indemnitee shall give the Indemnifying Party notice thereof as promptly as practicable after receiving such notice or otherwise learning of such Indemnifiable Claim. Each such notice shall describe the Indemnifiable Claim in reasonable detail and provide the Indemnifying Party with all relevant documentation in connection with the Indemnifiable Claim. Notwithstanding the foregoing, the failure of any of the Indemnitees to give timely notice as provided in this Section 7.3(a) shall not relieve the Indemnifying Party of its obligations under Section 7.1 or this Section 7.3, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice.

(b)        The Indemnifying Party may elect (but shall not be required) to defend any Indemnifiable Claim, at the Indemnifying Party’s own expense and by the Indemnifying Party’s own counsel. Within thirty (30) days of receipt of notice from an Indemnitee in accordance with Section 7.3(a) (or sooner, if the nature of such Indemnifiable Claim so requires), the Indemnifying Party shall notify such Indemnitee whether the Indemnifying Party is electing to assume responsibility for defending such Indemnifiable Claim, which election shall specify any reservations or exceptions to its defense. If the Indemnifying Party elects to defend any such Indemnifiable Claim, it shall notify such Indemnitee of its intention to do so, and such Indemnitee shall, at the Indemnifying Party’s expense (for such Indemnitee’s reasonable out-of-pocket costs), cooperate with the Indemnifying Party and its counsel in the defense of such Indemnifiable Claim; provided that the Indemnifying Party shall not settle any such Indemnifiable Claim without such Indemnitee’s written consent (not to be unreasonably withheld, conditioned or delayed), unless such settlement releases such Indemnitee in full in connection with such matter and provides relief consisting solely of money damages borne by the Indemnifying Party. Notwithstanding an election of the Indemnifying Party to assume the defense of such Indemnifiable Claim, such Indemnitee shall have the right to employ separate counsel and to participate in the defense of such Indemnifiable Claim at such Indemnifying Party’s cost and expense; provided that the Indemnifying Party and its counsel cooperate with such Indemnitee and its counsel in connection therewith.

(c)          If the Indemnifying Party elects not to assume responsibility for defending an Indemnifiable Claim (notwithstanding such Indemnitee’s provision of notice), or fails to notify such Indemnifying Party of its election as provided in Section 7.3(b), such Indemnitee may defend such Indemnifiable Claim at the cost and expense of the Indemnifying Party. Any legal fees and expenses reasonably incurred by such Indemnitee in connection with defending such Indemnifiable Claim shall be paid by the Indemnifying Party.

(d)          Unless the Indemnifying Party has failed to assume the defense of the Indemnifiable Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Indemnifiable Claim without the Indemnifying Party’s consent (not to be unreasonably withheld, conditioned or delayed). Any dispute that arises between the Parties with respect to the indemnification of an Indemnifiable Claim shall be addressed in accordance with Section 10.3.

(e)          The Licensee shall have the right to set-off from any royalty amounts payable by the Licensee or its Affiliates to the Licensor pursuant to Article III and Appendix I of this Agreement, any Losses determined, by final, non-appealable adjudication, to be owed by the Licensor to a Licensee Indemnitee pursuant to such Licensee Indemnitee’s right to indemnification set forth in Section 7.2, to the extent that the Licensor has not paid such Losses within ninety (90) days of such determination.

Section 7.4           Disclaimer of Representations and Warranties. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN ANY OTHER TRANSACTION DOCUMENTS, THE PARTIES DISCLAIM AND WAIVE ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING WITH REGARD TO QUALITY, PERFORMANCE, NON-INFRINGEMENT OR OTHER VIOLATION, VALIDITY, COMMERCIAL UTILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE), AND EACH PARTY ACKNOWLEDGES AND AGREES IT HAS NOT AND WILL NOT RELY ON ANY SUCH REPRESENTATIONS OR WARRANTIES EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS. WITHOUT LIMITING THE FOREGOING, THE LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER REGARDING THE EXISTENCE OR ABSENCE OF FAULTS, IF ANY, IN THE LICENSED IP, AND THE LICENSEE ACKNOWLEDGES AND AGREES THAT IT HAS NOT AND WILL NOT RELY ON ANY SUCH REPRESENTATIONS OR WARRANTIES.

Section 7.5          Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, AND WITHOUT LIMITING THE RIGHTS OF EITHER PARTY UNDER THE TRANSACTION AGREEMENT, EXCEPT IN THE CASE OF FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OR WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 7.1 OR 7.2 OR A PARTY’S BREACH OF ARTICLE VIII, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY PUNITIVE, EXEMPLARY OR OTHER SPECIAL DAMAGES, OR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED IN CONTRACT, BREACH OF WARRANTY, TORT, NEGLIGENCE OR ANY OTHER THEORY, AND REGARDLESS OF WHETHER EITHER PARTY HAD BEEN ADVISED OF, KNEW OF, OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE VIII
CONFIDENTIALITY

Section 8.1           Confidentiality. The Recipient agrees that any Confidential Information of the Disclosing Party shall be kept strictly confidential by the Recipient except that the Recipient may disclose the Confidential Information of the Disclosing Party to any Affiliate or Third Party service providers to the extent necessary to enable the Recipient to perform its obligations or exercise its rights under this Agreement; provided that the Recipient shall (a) ensure that any such Affiliate or Third Party is bound (in writing or by operation of Law) by obligations of confidentiality and non-use no less protective of the Disclosing Party than those contained herein, (b) provide the Disclosing Party with prompt written notice upon obtaining any knowledge, information, or notice of any actual or potential breach of such obligations by any such Affiliates or Third Parties and (c) remain responsible and liable for any such Affiliate’s or Third Party’s failure to comply with such obligations. The Recipient further agrees (a) not to use the Disclosing Party’s Confidential Information except as necessary to perform its obligations or exercise its rights under this Agreement and (b) to take the same care with the Disclosing Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

Section 8.2          Product Confidential Information. Notwithstanding anything to the contrary herein, all Confidential Information to the extent related to a Product (“Product Confidential Information”) shall be deemed the Confidential Information of the Licensor; provided that if such Product Confidential Information is exclusively related to the use of a Product in the Field in the Territory, such Product Confidential Information shall be the Confidential Information of both the Licensor and the Licensee; provided, further, that, upon any termination of this Agreement, no Product Confidential Information shall be deemed to be Confidential Information of the Licensee.

Section 8.3           Terms of Agreement. Each of the Parties shall treat the terms of this Agreement as if they were the Confidential Information of the other Party and shall not disclose the terms of this Agreement without the other Party’s prior written consent, except as required by applicable Law, by the rules of any national stock exchange with respect to a Party’s publicly traded securities or as otherwise expressly permitted under this Agreement.

Section 8.4          Government Order. If, upon advice of counsel, any of the Disclosing Party’s Confidential Information is required to be disclosed by Law or legal process by the Recipient, then the Recipient shall promptly notify the Disclosing Party and, insofar as is permissible and reasonably practicable, give the Disclosing Party an opportunity to, and use diligent and commercially reasonable efforts and reasonably cooperate with the Disclosing Party to, obtain confidential treatment and, if available, an appropriate protective order therefor, if applicable, and only furnish that Confidential Information that it is advised by legal counsel that it is legally required to furnish.

Section 8.5           Financial Partners. The Recipient may disclose the Disclosing Party’s Confidential Information to existing or potential investors, lenders and other sources of funding, acquirors and Licensors and their respective accountants, financial advisors and other professional representatives; provided that such disclosure shall be made only to the extent customary in the applicable circumstances, it is reasonably necessary for such Persons to know such information for such purpose, and such Persons are bound by customary obligations of confidentiality and non-use prior to any such disclosure.

ARTICLE IX
TERM

Section 9.1           Term. Unless this Agreement is earlier terminated in accordance with Section 9.2, the terms of the licenses and other grants of rights (and related obligations) under this Agreement shall remain in effect, on a country-by-country basis, (i) to the extent with respect to the Licensed Patents, on a Patent-by-Patent basis, until expiration, invalidation or abandonment of the last valid claim in such Patent and (ii) with respect to all other Licensed IP, in perpetuity (the “Term”).

Section 9.2            Termination.

(a)          Termination for Breach. If the Licensee fails to pay any Quarterly Royalty Payments under Article III or Appendix I when due, then the Licensor shall have the right to deliver notice of such breach to the Licensee (a “Default Notice”). The Licensee shall be deemed to have cured any payment default, provided (i) that fifty percent (50%) of the Quarterly Royalty Amounts outstanding are paid within one hundred twenty (120) days of the Default Notice, the remaining fifty percent (50%) are paid within one year of the Default Notice (the “Complete Repayment Date”) and (ii) a further payment default does not occur within six (6) months of the Complete Repayment Date. If the Licensee fails to cure such breach as set out above, the Licensor shall have the right to terminate this Agreement upon written notice to the Licensee. For clarity, if the Licensee disputes that it has not paid such Quarterly Royalty Payment when due in accordance with the terms hereof, the dispute shall be resolved pursuant to Section 10.3. Notwithstanding the foregoing, in the event of a good faith dispute as to whether such a breach has occurred, the foregoing cure period with respect thereto shall be tolled pending final resolution of such dispute in accordance with the terms of this Agreement with respect to payment of the disputed amounts, and not with respect to any undisputed amount.

(b)        Termination for Patent Challenge. In the event the Licensee or any of its Affiliates brings any challenge of the validity, patentability, enforceability or inventorship of any Licensed Patent, including in (i) any court (including any declaratory judgment action), or (ii) activity or Action before a patent office or other Governmental Authority or registrar, including any reissue, reexamination, pre-grant review, post-grant review, opposition, inter partes review, third party observations, protest or similar proceeding (each such challenge, a “Patent Challenge”) against any Licensed Patent during the Term, (a) the Licensee shall provide prompt (but no less than two (2) Business Days’) written notice to the Licensor (“Licensor Patent Challenge Notice”) and (b) to the extent permitted by applicable Law, the Licensor shall have the right to terminate this Agreement; provided that if the Licensee or any of its Affiliates withdraw or cause to be withdrawn any and all Patent Challenges within thirty (30) days of the Licensor’s written notice to the Licensee, or the Licensor Patent Challenge Notice, whichever is earlier, such that such Patent Challenges are actually withdrawn and no longer pending and there has not been any adverse effect on any Licensed Patent, the Licensor shall not have the right to terminate pursuant to this Section 9.2(b); provided, however, that the foregoing shall not apply to (i) situations where the Licensee, such Affiliate or Sublicensee participating in such Patent Challenge is, upon the advice of outside qualified legal patent counsel, required to participate in such Patent Challenge pursuant to a subpoena or court order, or (ii) any Patent Challenge brought by a Third Party which subsequently becomes an Affiliate of Licensee (provided such Patent Challenge was initiated at least one (1) month before the signing of the definitive document(s) whereby such Third Party became an Affiliate of Licensee) if the Licensee causes such Third Party to file a motion to dismiss with prejudice such Patent Challenge within sixty (60) days after such Third Party becomes an Affiliate of the Licensee such that such Patent Challenge is actually withdrawn and no longer pending and there has not been any adverse effect on any Licensed Patent.

Section 9.3            Consequences of Termination or Expiration.

(a)         Upon any termination of this Agreement in accordance with Section 9.2, the Trademark License Agreement, Supply Agreement and Global Brand and Support Agreement shall immediately terminate, and the IPC shall be immediately dissolved and, for the avoidance of doubt, Sections 11.4(b)-(i) of the Global Brand and Support Agreement shall immediately become effective.

(b)          Expiration or termination of this Agreement, in part or in its entirety, shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such expiration or termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination (including, for clarity, any financial obligation that became payable prior to such expiration or termination (which shall be paid by the applicable Party in accordance with the applicable payment terms of this Agreement)). Without limiting the foregoing, the foregoing shall not be construed to limit the Licensee’s obligations under Article III or Appendix I.

(c)          Upon the termination of this Agreement, the licenses and other grants of rights (and related obligations), together with all sublicenses granted, under this Agreement immediately terminate and the Licensee, its Affiliates and any and all Sublicensees shall immediately cease Development, Manufacture and Commercialization of the Products, except to the extent expressly permitted under another Transaction Document.

(d)          Upon the expiration or termination of this Agreement, the Recipient shall, and shall instruct any Affiliate or Third Party service provider who is in possession of Confidential Information to, return to the Disclosing Party or destroy all of such Confidential Information (at the election of the Disclosing Party) and, if requested in writing by the Disclosing Party, certify in writing that any destruction requested by the Disclosing Party has taken place. Notwithstanding the foregoing, the Recipient may retain a copy of the Confidential Information to the extent required by applicable Law and may also retain copies of any computer records and files containing any Confidential Information that have been created pursuant to automatic archiving and back-up procedures; provided that the Recipient shall maintain the confidentiality of each of the foregoing.

Section 9.4         Survival. Notwithstanding anything to the contrary herein, the following provisions shall survive the expiration of this Agreement: Article I, Section 5.1, Article VII, Article VIII, Section 9.3, this Section 9.4 and Article X.

ARTICLE X
MISCELLANEOUS

Section 10.1        Order of Precedence. Unless otherwise expressly stated in this Agreement, in the event and to the extent that there is a conflict between the terms and conditions of this Agreement and the terms and conditions of the Transaction Agreement, the terms and conditions of the Transaction Agreement shall prevail.

Section 10.2         Relationship of Parties. This Agreement does not create an employer-employee relationship, joint venture, partnership, agency relation or any other similar relationship between the Parties or their Affiliates. Each Party expressly acknowledges that it is not an employee of the other Party or any of its Affiliates and that it is not subject to day-to-day direction, control or supervision of the other Party or any of its Affiliates, or any agent or Representative of the other Party or its Affiliates.

Section 10.3          Dispute Resolution; Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           In the event that any dispute in relation to this Agreement cannot be resolved by senior executives of the Parties (or their respective designees with the power and authority to resolve such dispute) within fifteen (15) days of the date on which such dispute was submitted to them, either Party may pursue available remedies under Law or equity in accordance with the remainder of this Section 10.3.

(b)         This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement).

(c)          With respect to any and all Actions arising directly or indirectly out of or otherwise relating to this Agreement or the transactions contemplated hereby, each Party: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that an Action involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts”), for itself and with respect to its property; (ii) agrees that all claims in respect of such Action shall be heard and determined only in any Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any Action brought against a Party in another jurisdiction by an independent third Person, it shall not bring any Action directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any Action so brought. Each Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.7. Nothing in this Section 10.3(c), however, shall affect the right of any Person to serve legal process in any other manner permitted by Law.

(d)        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED UPON, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. BY THIS AGREEMENT, EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.3(d).

Section 10.4         Entire Agreement. This Agreement, together with the other Transaction Documents and the Appendices and Schedules hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section 10.5         No Third Party Beneficiaries. This Agreement, together with the Appendices and Schedules hereto, is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

Section 10.6        Expenses. Except as otherwise set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 10.7        Notices. All notices, consents, requests, demands or other communications required or permitted hereunder shall be: (a) in writing; (b) sent by messenger, certified or registered U.S. mail, a reliable overnight delivery service or email, charges prepaid as applicable, to the appropriate address(es) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by: (i) a receipt executed by the addressee (or a responsible Person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service; or (ii) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate electronic mail address on a specified date, if sent by email. All such communications shall be sent to the following addresses, or to such other addresses as either Party may inform the other by giving five (5) Business Days’ prior written notice pursuant to this Section 10.7:

If to the Licensor:

BioCryst Pharmaceuticals, Inc.
4505 Emperor Blvd., Suite 200
Durham, NC 27703
Attention:	Alane Barnes, Chief Legal Officer
Email:	abarnes@biocryst.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Stephen F. Arcano; Ann Beth Stebbins
Email:	Stephen.Arcano@skadden.com; AnnBeth.Stebbins@skadden.com

If to the Licensee:

BioCryst Ireland Limited
c/o Neopharmed Gentili S.p.A.
Via S. Giuseppe Cottolengo, 15, 20143 Milano MI, Italy
Attention:	Bruno Sacchi; Matteo Meazzini
Email:	B.Sacchi@neogen.it; M.Meazzini@neogen.it

with a copy (which shall not constitute notice) to:

White & Case LLP
Piazza Diaz 2
20123 Milan, Italy
Attention:	Michael Immordino; Leonardo Graffi
Email:	Michael.Immordino@whitecase.com; Leonardo.Graffi@whitecase.com

Section 10.8         Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise, by the Licensee without the prior written consent of the Licensor; provided, however, that the Licensee may, without the Licensor’s consent, assign or transfer this Agreement to (a) an Affiliate or (b) a Third Party in connection with the sale of all or substantially all of its assets to which this Agreement relates, whether in a merger, acquisition or similar transaction or series of related transactions; provided that in a merger a successor in interest assumes the obligations of the Licensee hereunder. Any purported assignment without such consent shall be null and void ab initio. The Licensor may assign any of the rights, interests or obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the Licensee’s consent. This Agreement will be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns. Any assignment of the rights, interests or obligations under this Agreement shall not relieve the assignor of its obligations hereunder.

Section 10.9          Amendments and Waivers.

(a)         Any provision of this Agreement may be amended or waived, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Licensor and the Licensee, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)         No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided at Law or in equity.

Section 10.10       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible and in a manner so as to as closely as possible provide the Parties with the intended benefits, net of the intended burdens, set forth in any such invalid, void or unenforceable provision.

Section 10.11       Counterparts. This Agreement may be executed in two (2) or more counterparts (which may be delivered by electronic transmission), each of which (when executed) shall be deemed an original, and all of which together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 10.12       Affiliates. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party or by any entity that becomes an Affiliate of such Party on and after the Effective Date.

Section 10.13      No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 10.14        Tax Matters.

(a)         The Parties acknowledge and agree that none of the Quarterly Royalty Payments are subject to any withholding or deduction of or on account of Taxes (“Withholding”) under applicable Law as in effect as of the date of this Agreement. If any applicable Law requires the deduction or withholding of any Tax from any such payments then the Licensee shall (i) be entitled to make such deduction or withholding, (ii) timely pay the full amount deducted or withheld to the relevant Taxing Authority in accordance with applicable Law and (iii) provide the Licensor with a receipt or other documentation evidencing such payment, including the amount paid and the applicable Taxing Authority to which payment was made. The Parties shall cooperate with each other in seeking benefits (including any exemption from, refund of or reduction in taxes) under any double taxation or other similar treaty or agreement from time to time in force which may apply to any Quarterly Royalty Payments. If any Withholding is required by applicable Law as a result of a Withholding Action committed by the Licensee or any of its Affiliates, then the Licensee shall pay an additional amount to the Licensor such that, after Withholding from the payment and such additional amount (including Withholding on additional amounts payable pursuant to this sentence), the Licensor receives the same amount as it would have received from the Licensee (except to the extent that the Licensor or any of its Affiliates can obtain a refund or credit for such amounts). No gross-up will be applicable to the extent the increase in the applicable Withholding is a consequence of any action taken by the Licensor. Reduced gross-up will be applicable if (x) the Licensor fails to quality for any double taxation or other similar treaty protection other than due to a Withholding Action committed by the Licensee; or (y) if the Licensor qualifies for any double taxation or other similar treaty protection and fails to provide to the Licensee any relevant documentation as required by Law and reasonably requested by the Licensee in advance of payment to apply the relevant reduced Withholding rate provided by such double taxation or other similar treaty protection. It is understood that under the preceding sentence the gross-up will be determined only in relation and up to the reduced Withholding provided by the applicable double taxation or other similar treaty in place between the country of residence of the Licensor and the Licensee.

(b)           All amounts payable under or in connection with this Agreement, are exclusive of Taxes, to the extent applicable.

(c)          Where a payment made by the Licensee to the Licensor under or in connection with this Agreement constitutes consideration for a supply (or the equivalent) for VAT purposes, or in case a supply or service under or in connection with this Agreement is subject to VAT, then the Licensee shall pay to the Licensor an additional amount in respect of such VAT chargeable upon the issue of a valid VAT invoice. The Licensor shall issue to the Licensee a valid VAT invoice (or the equivalent) in compliance with applicable VAT Laws in respect thereof. For the avoidance of doubt, to the extent that a reverse charge procedure applies, the Licensee shall not be required to pay any amount in respect of VAT to the Licensor but the Licensor shall, upon a reasonable request by the Licensee, provide an invoice in a form as reasonably specified by the Licensee for the purposes of the Licensee properly accounting for any VAT under the reverse charge mechanism.

(d)          Where one Party is liable to (or to cause one of its Affiliates to) indemnify or reimburse another Party (or one of that Party’s Affiliates) under the terms of or in connection with this Agreement in respect of any amount, including any costs, charges or expenses, the indemnity or reimbursement payment will include an amount equal to any VAT on those costs, charges or expenses that is not recoverable (whether by credit, repayment or otherwise) by the other Party (or its Affiliate), subject to that person using reasonable efforts to recover such amount of VAT provided.

(e)          Except as otherwise provided in this Section 10.14, each Party shall be solely responsible for the payment of all Taxes imposed on or measured by its income arising directly or indirectly under this Agreement.

(f)          The Licensee shall obtain and deliver to the Licensor, on an annual basis and within ninety (90) days of the Licensor’s request to provide, information as reasonably requested by the Licensor and in the Licensee’s possession to meet any documentation requirements imposed by regulations issued under Section 250 of the Code for the treatment of an appropriate portion of the payments to the Licensor under this Agreement as “foreign-derived deduction eligible income” within the meaning of Section 250 of the Code.

Section 10.15        Construction.

(a)          The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement: (i) the term “including” means “including, without limitation”; (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (iii) the words “hereof,” “herein,” “hereby,” “hereto” and “herewith” and words of similar import shall, unless the context otherwise states or requires, refer to this Agreement as a whole (including the Appendices, schedules and annexes hereto and thereto) and not to any particular provision of this Agreement, and all references to the Recitals, Sections, Articles or Appendices are to the preamble, recitals, Sections, Articles or Appendices of, or to, this Agreement; (iv) the word “or” shall be disjunctive and not be exclusive; (v) the words “date hereof” shall mean the date of this Agreement, as set forth in the Recitals hereto; (vi) all references to “$” or dollars shall refer to U.S. dollars, unless otherwise specified; (vii) any reference to any federal, state, local or non-U.S. statute or other Law shall be deemed also to refer to all rules and regulations promulgated thereunder; (viii) when calculating the number of days before which, within which or following which, any act is to be done or step is to be taken pursuant to this Agreement, the date from which such period is to be calculated shall be excluded from such count; provided, however, that, if the last calendar day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ix) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Governmental Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter; (x) a reference to any Person includes such Person’s successors and permitted assigns; and (xi) references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section.

(b)         The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BIOCRYST PHARMACEUTICALS, INC.

By:	/s/ Jon P. Stonehouse
Name:	Jon P. Stonehouse
Title:	Chief Executive Officer

BIOCRYST IRELAND LIMITED

By:	/s/ Kevin Greaney
Name:	Kevin Greaney
Title:	Director of European Legal